Exhibit 99.1

Ramco-Gershenson Properties Trust Announces Offering of 1,755,000 Series C Preferred Shares

SOUTHFIELD, Mich.—(BUSINESS WIRE)—May 26, 2004—Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that it has commenced a public offering of 1,755,000 shares of 7.95% Series C Cumulative Convertible Preferred Shares. The shares will be offered to the public at the price of $28.50 per share. Each Preferred Share is convertible into the Company’s Common Shares at a conversion price of $28.50 per Common Share. The Company has granted the underwriters a 30 day option to purchase an additional 263,250 shares to cover over-allotments. The offering is expected to close on Wednesday, June 2, 2004 and is being underwritten by Stifel, Nicolaus & Company, Incorporated, Lazard Freres & Co. LLC, KeyBanc Capital Markets, a division of McDonald Investments, Inc., and RBC Dain Rauscher Inc.

The Company intends to use the net proceeds of the offering to initially pay down outstanding balances under its secured revolving credit facility and invest in short term investments. Following the offering, the Company plans to borrow against its credit facilities and use the proceeds invested in short term investments to acquire or develop additional shopping centers and expand or renovate existing centers. The Company is currently in negotiations to purchase four community shopping centers in the southeastern United States and expects to close on these acquisitions before the end of July 2004.

The Company had previously issued guidance that it expected its 2004 funds from operations (FFO) to be between $2.35 and $2.40 per diluted common share and net income per diluted common share to be between $1.18 and $1.25. As a result of the offering, the Company expects FFO and earnings per diluted common share for 2004 will be between $2.30 and $2.33 and $1.01 and $1.04, respectively. This revision reflects the time between the closing of the offering and the full deployment of the capital raised to support the Company’s operations.

The Company considers FFO to be an appropriate supplemental measure of the financial performance of an equity REIT. Under the National Association of Real Estate Investment Trusts (“NAREIT”) definition, FFO represents income before minority interest, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America (“GAAP”), gains on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered an alternative to GAAP net income as an indication of the Company’s performance. The Company considers FFO to be a useful measure for reviewing its comparative operating and financial performance between periods or to compare its performance to different REITs. However, the Company’s computation of FFO may differ from the methodology for calculating FFO utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies.

The preferred shares associated with this offering have been offered under the Company’s existing shelf registration statement filed with the Securities and Exchange Commission. The offering of these securities is being made only by means of a prospectus supplement, which will be filed with the Securities and Exchange Commission. A copy of the prospectus supplement relating to this offering can be obtained from Stifel, Nicolaus & Company, Incorporated at 501 North Broadway, 9th Floor, St. Louis, MO 63102 and Lazard Freres & Co. LLC at 30 Rockefeller Plaza, New York, NY 10020, the lead managers of this transaction.

This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Ramco-Gershenson Properties Trust has a portfolio of 65 shopping centers totaling approximately 13.7 million square feet of gross leasable area, consisting of 64 community centers, of which eleven are power centers and three are single tenant properties, as well as one enclosed regional mall. The Company’s centers are located in Michigan, Ohio, Wisconsin, Indiana, New Jersey, Maryland, Virginia, North Carolina, South Carolina, Tennessee, Georgia, Alabama and Florida. Headquartered in Southfield, Michigan, the Company is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.

This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this document are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust’s properties are located, the performance of the Trust’s tenants at the Trust’s properties and elsewhere, and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

For further information on Ramco-Gershenson Properties Trust visit our Website: www.ramco-gershenson.com

CONTACT: Ramco-Gershenson Properties Trust, Southfield
Dennis Gershenson or Richard Smith, 248-350-9900
Fax: 248-350-9925

SOURCE: Ramco-Gershenson Properties Trust

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